PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated March 16, 2010)	Registration No. 333-162866

6,713,324 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated March 16, 2010, relating to the resale of 7,481,722 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 1,618,398 of the 8,331,722 shares contributed to the Selling Stockholder, and the 6,713,324 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2010, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On April 19, 2010, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of such Form 8-K is attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 19, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: April 19, 2010

Date of earliest event reported: April 14, 2010

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

OfficeMax Incorporated (“OfficeMax”) held its annual stockholders’ meeting on April 14, 2010. At the annual meeting, our stockholders (i) elected each of the persons listed below to serve as an OfficeMax director for a term that will continue until the next annual meeting of stockholders or until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal, (ii) approved the appointment of KPMG LLP to serve as our independent registered public accounting firm for 2010, and (iii) approved an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan and to make certain other changes to the plan and re-approved the material terms of the performance goals under the plan.

Our independent inspector of elections reported the vote of the stockholders as follows:

Proposal 1: Election of Directors.

Name	FOR	AGAINST	WITHHOLD	BROKER NON-VOTE
Dorrit J. Bern	58,022,189	952,386	9,183,209	5,723,938
Warren F. Bryant	67,426,510	642,396	88,878	5,723,938
Joseph M. DePinto	58,056,858	916,559	9,184,367	5,723,938
Sam K. Duncan	66,486,310	1,138,164	533,310	5,723,938
Rakesh Gangwal	57,648,186	1,241,005	9,268,593	5,723,938
Francesca Ruiz de Luzuriaga	67,134,767	934,449	88,568	5,723,938
William J. Montgoris	58,021,667	942,441	9,193,676	5,723,938
David M. Szymanski	54,596,136	3,745,120	9,816,528	5,723,938

Proposal 2: Appointment of Independent Registered Public Accounting Firm.

FOR	AGAINST	ABSTAIN
73,093,135	748,330	40,256

Proposal 3: Approval of an Amendment to Our 2003 OfficeMax Incentive and Performance Plan to Increase the Number of Shares of Stock Authorized for Issuance under the Plan and to Make Certain Other Changes to the Plan and

Re-Approve the Material Terms of the Performance Goals under the Plan.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
60,963,199	7,055,978	138,607	5,723,938

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2010

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel